Exhibit 5.1

[Northern Oil and Gas, Inc. Letterhead]

June 22, 2018

Northern Oil and Gas, Inc.

601 Carlson Pkwy – Suite 990

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and in that capacity have acted as counsel for the Company in connection with the registration for resale from time to time, on a continuous or delayed basis, of up to 108,806,414 shares of common stock, par value $0.001 per share (the “Common Shares”), and up to $295,551,679 aggregate principal amount (assuming additional interest is paid-in-kind through maturity) of 8.50% Senior Secured Second Lien Notes due 2023 (the “Notes” and, together with the Common Shares, the “Securities”) previously issued by the Company to the selling securityholders identified in the Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit. The Notes were issued pursuant to the Indenture, dated as of May 15, 2018 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, I am of the opinion that:

1.	The Common Shares are validly issued, fully paid and non-assessable.

2.	The Notes constitute valid and binding obligations of the Company.

For purposes of the opinion expressed in paragraph 2 above, I have assumed that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York, in each case as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinions I express herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Erik J. Romslo